As filed with the Securities and Exchange Commission on April 28, 2006
Registration No. 333-131953

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
AMENDMENT NO. 1

LABURNUM VENTURES INC.
(Name of small business issuer in its charter)

NEVADA	1000	98-0480810
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1889 Matthews Avenue
Vancouver, British Columbia, Canada V6J 5M5
Tel: (604) 731-7777
(Address and telephone number of principal executive offices)

O’NEILL LAW GROUP PLLC
435 Martin Street, Suite 1010, Blaine, WA 98230
Tel: 360-332-3300
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public:	As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the  Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Dollar Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share, previously issued to investors	$140,000	$0.02	$140,000	$14.98
(1)	Total represents 7,000,000 shares issued by Laburnum Ventures Inc. in a private placement transaction completed on November 30, 2005.
(2)	This price was arbitrarily determined by Laburnum Ventures Inc.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 26, 2006

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

LABURNUM VENTURES INC.

Prospectus
--------------------------
7,000,000 SHARES
COMMON STOCK
-------------------------

The selling stockholders named in this prospectus are offering the 7,000,000 shares of common stock of Laburnum Ventures Inc. (“Laburnum”) offered through this prospectus. Laburnum has set an offering price for these securities of $0.02 per share of its common stock offered through this prospectus.

			Proceeds to Selling Stockholders
	Offering Price	Commissions	Before Expenses and Commissions

Per Share	$0.02	Not Applicable	$0.02

Total	$140,000	Not Applicable	$140,000

Laburnum is not selling any shares of its common stock in this Offering and therefore will not receive any proceeds from this Offering.

Laburnum’s common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.02 per share until such time as the shares of the Laburnum’s common stock are traded on the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”). Although Laburnum intends to apply for trading of its common stock on the OTC Bulletin Board, public trading of its common stock may never materialize. If Laburnum’s common stock becomes traded on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling stockholders.

---------------

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 5 through 8 before buying any shares of Laburnum’s common stock.

This Offering will terminate nine months after this prospectus is declared effective by the SEC. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or similar account.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date Of This Prospectus Is: April 26, 2006
--------------------------

i

PROSPECTUS
--------------------------
LABURNUM VENTURES INC.
7,000,000 SHARES
COMMON STOCK
--------------------------

TABLE OF CONTENTS

Page

Summary Information	1

Glossary of Technical Geological Terms	3

Risk Factors	5

If we do not obtain additional financing, our business will fail	5

We have yet to earn revenue and, because our ability to sustain our operations is dependent on our ability to raise financing, our accountants believe there is substantial doubt about our ability to continue as a going concern.	5

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.	5

We have no known mineral reserves and if we cannot find any, we will have to cease operations	6

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.	6

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program.	6

Because our executive officer does not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail	7

Because our sole executive officer and director, Thomas R. Brown, owns 41.7% of our outstanding common stock, investors may find that corporate decisions controlled by Mr. Brown are inconsistent with the interests of other stockholders	7

We may conduct further offerings in the future in which case your shareholdings will be diluted	7

If a market for our common stock does not develop, stockholders may be unable to sell their shares	7

Because our stock is a penny stock, stockholders will be more limited in their ability to sell their stock.	8

As our business assets and our directors and officers are located outside of the United States, investors may be limited in their ability to enforce civil actions against our assets or our directors and officers	8

Use of Proceeds	8

ii

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

iii

SUMMARY

As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our,” and “Laburnum” refers to Laburnum Ventures Inc. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common stock.

Foreign Currency and Exchange Rates

For purposes of consistency and to express United States dollars throughout this prospectus, Canadian dollars have been converted into United States currency at the rate of $1.00 CDN being approximately equal to $0.85 US, which is the approximate exchange rate on October 31, 2005, the date of our most recently completed fiscal year-end.

LABURNUM VENTURES INC.

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We currently own a 100% undivided interest in a mineral property located in the Province of British Columbia, Canada, that we call the “Sum Mineral Claim.” The Sum Mineral Claim consists of an area of approximately 125 hectares located in southwestern British Columbia, approximately 10 miles north of the town of Princeton. Due to restrictions set by the Province of British Columbia on the ownership of mineral claims, title to the Sum Mineral Claim is currently held in trust for our benefit by Guy R. Delorme, the original staker of the claim. Our plan of operation is to conduct mineral exploration activities on the Sum Mineral Claim in order to assess whether it possess deposits of gold capable of commercial extraction.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs.

Summary Financial Information

Our financial information as of the three month period ended January 31, 2006 and the fiscal years ended October 31, 2005 and 2004 are summarized below:

Summary Balance Sheet Information:	At January 31, 2006 (Unaudited)	At October 31, 2005 (Audited)	At October 31, 2004 (Audited)
Cash	$46,858	$68,666	$2,087
Total Assets	$46,858	$71,466	$2,087
Liabilities	$23,589	$28,698	$13,557
Total Stockholders’ Equity (Deficiency)	$23,269	$42,768	$(11,470)

Summary Statement of Operations:	Three Months Ended January 31, 2006 (Unaudited)	Year Ended October 31, 2005 (Audited)	Period from March 11, 2004 (Date of Inception) to October 31, 2004 (Audited)
Revenue	Nil	Nil	Nil
Expenses	$(19,899)	$(15,151)	$(15,943)
Net Loss	$(19,899)	$(15,151)	$(15,943)
Net Loss Per Common Share	$(0.00)	$(0.00)	$(0.00)

About Us

We were incorporated on March 11, 2004 under the laws of the State of Nevada. Our principal offices are located at 1889 Matthews Avenue, Vancouver, British Columbia, Canada V6J 5M5. Our telephone number is (604) 731-7777.

THE OFFERING

The Issuer:	Laburnum Ventures Inc.

Selling Security Holders:

The selling stockholders named in this prospectus are existing stockholders of Laburnum who purchased shares of our common stock in a private placement transaction completed on November 30, 2005. The issuance of the shares by us to the selling stockholders was exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). See “Selling Security Holders”.

Securities Being Offered:	Up to 7,000,000 shares of our common stock, par value $0.001 per share.

Offering Price:

The offering price of the common stock is $0.02 per share. We intend to apply to the OTC Bulletin Board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the “Exchange Act”). If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders.

Duration of Offering:	This offering will terminate nine months after this prospectus is declared effective by the SEC.

Minimum Number of Shares To Be Sold in This Offering:	None.

Common Stock Outstanding Before and After the Offering:	12,000,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing stockholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

GLOSSARY OF TECHNICAL GEOLOGICAL TERMS

The following defined technical terms are used in our prospectus:

Andesite	An igneous lava flow usually greenish in color formed by the emergence of molten magma through volcanic pipes.

Augite	A mineral that is found in igneous rocks and metamorphic rocks from hydrothermal vents.

Basalt	An igneous lava flow usually black to brown in color issuing from deep fissures.

Calcite	A calcium carbonate that is a common constituent of sedimentary rocks and limestone in particular.

Chalcopyrite	A copper iron sulfide mineral that is one of the most important sources of copper.

Concentrator	A plant where ore is separated into valued materials (concentrates) and rejects.

Gangue	The valueless minerals in an ore. The part of an ore that is not economically desirable, but cannot be avoided in mining. Gangue is separated from ore minerals during concentration.

Gossan	Intensely oxidized or weathered rock, usually the upper or exposed part of a mineral vein.

Grandiorite	A group of coarse-grained plutonic rocks intermediate in composition between quartz diorite and quartz monzonite.

Epithermal	Used to describe gold deposits found on or just below the surface close to ancient vents or volcanoes, formed at low temperature and pressure.

Hornblende	Hornblende is a common constituent of many igneous and metamorphic rocks.

Igneous	A type of rock which has been formed by the consolidation of magma, a molten substance from the earth’s core.

Jurassic	Second Period of Mesozoic Era. Covered span of time between 190 – 135 million years before the present time.

Lapilli	Small spherical particles of solidified lava.

Magnetite	An ore of iron.

Malachite	A carbonate mineral that often results from the weathering of copper ores. Typically associated with copper deposits associated with limestone.

Mesozoic	One of the eras of geologic time. It includes the Triassic, Jurassic and Cretaceous periods.

Mineralization	The concentration of metals and their chemical compounds within a body of rock.

Ore	A mixture of minerals and gangue from which at least one metal can be extracted at a profit.

Oxyhornblende	A type of hornblende. Also known as basaltic hornblende.

Plagioclase	A type of igneous rock.

Pyrite

The most common of the sulfide minerals. It is usually found associated with other sulfides or oxides in quartz veins, sedimentary rock and metamorphic rock, as well as in coal beds, and as the replacement mineral in fossils.

Quartz	A mineral whose composition is silicon dioxide. A crystalline form of silica.

Reserve	For the purposes of this prospectus: that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves consist of:

(1) Proven (Measured) Reserves. Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

(2) Probable (Indicated) Reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Skarn	Lime-bearing silicates, of any geologic age, derived from nearly pure limestone and dolomite

Triassic	The system of strata that was deposited between 210 and 250 million years before the present time.

Tuff	Tuff is a type of rock consisting of consolidated volcanic ash ejected from vents during a volcanic eruption.

Vein	An occurrence of ore with an irregular development in length, width and depth usually from an intrusion of igneous rock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

If we do not obtain additional financing, our business will fail.

Our current operating funds are sufficient to meet the anticipated costs of Phase I and II of our exploration program. However, our existing funds may be insufficient if the actual costs of our exploration program significantly exceed our estimates or if we decide to proceed to or beyond Phase III of our exploration program or if we decided to begin mining efforts in the event that it is determined that our property contains mineral reserves. Therefore, we will need to obtain additional financing in order to complete our full business plan. As of January 31, 2006, the date of our most recently available financial statements, we had cash on hand in the amount of $46,858. We have not earned any income since our inception. Our plan of operation calls for significant expenses in connection with the exploration of our mineral claims. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors outside of our control, including the results from our exploration program, and any unanticipated problems relating to our mineral exploration activities, including environmental assessments and additional costs and expenses that may exceed our current estimates. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us in which case our business will fail.

We have yet to earn revenue and, because our ability to sustain our operations is dependent on our ability to raise financing, our accountants believe there is substantial doubt about our ability to continue as a going concern.

We have accrued net losses of $50,993 for the period from our inception on March 11, 2004 to January 31, 2006, and have no revenues to date. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development of our mineral claims. These factors raise substantial doubt that we will be able to continue as a going concern. Amisano Hanson, Chartered Accountants, our independent auditors, have expressed substantial doubt about our ability to continue as a going concern given our accumulated losses. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. If we fail to raise sufficient capital, we will not be able to complete our business plan. As a result we may have to liquidate our business and you may lose your investment. You should consider our auditor's comments when determining if an investment in Laburnum is suitable.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

You should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The Sum Mineral Claim does not contain a known body of commercial ore and, therefore, any program conducted on the Sum Mineral Claim would be an exploratory search of ore. There is no certainty that any expenditures made in the exploration of the Sum Mineral Claim will result in discoveries of commercial quantities of ore. Most exploration projects do not result in the discovery of commercially mineable deposits of ore. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of our exploration program do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration. The acquisition of additional claims will be dependent upon our possessing capital resources at the time in order to purchase such claims. If no funding is available, we may be forced to abandon our operations.

We have no known mineral reserves and if we cannot find any, we will have to cease operations.

We have no mineral reserves. If we do not find a mineral reserve containing gold, copper, or silver or if we cannot complete the exploration of the mineral reserve, either because we do not have the money to do it or because it will not be economically feasible to do it, we will have to cease operations and you will lose your investment. Mineral exploration is highly speculative. It involves many risks and is often non-productive. Even if we are able to find mineral reserves on our property our production capability is subject to further risks including:

-

Costs of bringing the property into production including exploration work, preparation of production feasibility studies, and construction of production facilities, all of which we have not budgeted for;

-	Availability and costs of financing;
-	Ongoing costs of production; and
-	Environmental compliance regulations and restraints.

The marketability of any minerals acquired or discovered may be affected by numerous factors which are beyond our control and which cannot be accurately predicted, such as market fluctuations, the lack of milling facilities and processing equipment near the Sum Mineral Claim, and such other factors as government regulations, including regulations relating to allowable production, importing and exporting of minerals, and environmental protection.

Given the above noted risks, the chances of finding reserves on our mineral properties are remote and funds expended on exploration will likely be lost.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no insurance to cover against these hazards. The payment of such liabilities may result in our inability to complete our planned exploration program and/or obtain additional financing to fund our exploration program.

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program.

There are several governmental regulations that materially restrict mineral exploration. We will be subject to the laws of the Province of British Columbia as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

  Water discharge will have to meet drinking water standards;

  Dust generation will have to be minimal or otherwise re-mediated;

  Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;

  An assessment of all material to be left on the surface will need to be environmentally benign;

  Ground water will have to be monitored for any potential contaminants;

  The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be remediated; and

  There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

Our annual cost of compliance with the Mineral Tenure Act is currently approximately $425 per year. There is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program. We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. If remediation costs exceed our cash reserves we may be unable to complete our exploration program and have to abandon our operations.

Because our executive officer does not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail.

Thomas R. Brown, our sole executive officer and director, does not have any formal training as a geologist or in the technical aspects of management of a mineral exploration company. With no direct training or experience in these areas, our management may not be fully aware of the specific requirements related to working within this industry. Our management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.

Because our sole executive officer and director, Thomas R. Brown, owns 41.7% of our outstanding common stock, investors may find that corporate decisions controlled by Mr. Brown are inconsistent with the interests of other stockholders.

Thomas R. Brown, our President, controls 41.7% of our issued and outstanding shares of common stock. Accordingly, in accordance with our Articles of Incorporation and Bylaws, Mr. Brown is able to control who is elected to our board of directors and thus could act, or could have the power to act, as our management. Since Mr. Brown is not simply a passive investor but is also one of our active executives, his interests as an executive may, at times, be adverse to those of passive investors. Where those conflicts exist, our shareholders will be dependent upon Mr. Brown exercising, in a manner fair to all of our shareholders, his fiduciary duties as an officer or as a member of our Board of Directors. Also, due to his stock ownership position, Mr. Brown will have: (i) the ability to control the outcome of most corporate actions requiring stockholder approval, including amendments to our articles of incorporation; (ii) the ability to control corporate combinations or similar transactions that might benefit minority stockholders which may be rejected by Mr. Brown to their detriment, and (iii) control over transactions between him and Laburnum.

We may conduct further offerings in the future in which case your shareholdings will be diluted.

We completed an offering of 7,000,000 shares of our common stock at a price of $0.01 per share to investors on November 30, 2005. Since our inception, we have relied on such equity sales of our common stock to fund our operations. We may conduct further equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders. We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. If we issue additional stock, your percentage interest in us will be diluted. The result of this could reduce the value of your stock.

If a market for our common stock does not develop, stockholders may be unable to sell their shares.

There is currently no market for our common stock and we can provide no assurance that a market will develop. We intend to apply for trading of our common stock on the OTC Bulletin Board. However, we can provide no assurance that our shares will be approved for trading on the OTC Bulletin Board or, if traded, that a public market will materialize. If our common stock is not traded on the OTC Bulletin Board or if a public market for our common stock does not develop, stockholders may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

Because our stock is a penny stock, stockholders will be more limited in their ability to sell their stock.

The shares offered by this prospectus constitute a penny stock under the Exchange Act. The shares will remain classified as a penny stock for the foreseeable future. The classification as a penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares will be subject to rules 15g-1 through 15g-10 of the Exchange Act. Rather than having to comply with these rules, some broker-dealers will refuse to attempt to sell a penny stock.

As our business assets and our directors and officers are located outside of the United States, investors may be limited in their ability to enforce civil actions against our assets or our directors and officers.

Our business assets are located in Canada and our sole director and executive officer is a resident of Canada. Consequently, it may be difficult for United States investors to effect service of process within the United States upon our assets or our directors or officers, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under U.S. Federal Securities Laws. A judgment of a U.S. court predicated solely upon such civil liabilities may not be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained did not have jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of our assets or our directors and officers predicated solely upon such civil liabilities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The $0.02 per share offering price of our common stock was determined based on our internal assessment of what the market would support. However, the selection of this particular price was influenced by the last sales price from our most recent private offering of 7,000,000 shares of our common stock which was completed on November 30, 2005 at a price of $0.01 per share. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the OTC Bulletin Board for the trading of our common stock upon our becoming a reporting entity under the Exchange Act. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders named in this prospectus.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING SECURITY HOLDERS

The selling stockholders named in this prospectus are offering all of the 7,000,000 shares of common stock offered through this prospectus. The selling stockholders acquired the 7,000,000 shares of common stock offered through this prospectus from us in an offering that was exempt from registration under Regulation S of the Securities Act and completed on November 30, 2005.

The following table provides as of April 26, 2006 information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

1.	the number of shares beneficially owned by each prior to this Offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be beneficially owned by each upon completion of the Offering;
4.	the percentage owned by each upon completion of the Offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Stockholder (1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Vicki Archer	160,000	1.33%	160,000	NIL	*
Edward Bate	80,000	*	80,000	NIL	*
Daniel A. Bosa	40,000	*	40,000	NIL	*
Jerry Boyd	75,000	*	75,000	NIL	*
Brenda Brown	270,000	2.25%	270,000	NIL	*
Brian Brown	280,000	2.33%	280,000	NIL	*
Suzanne Brown	80,000	*	80,000	NIL	*
Stuart Glenn Canavor	300,000	2.50%	300,000	NIL	*
Mitra Castano	150,000	1.25%	150,000	NIL	*
Roberto Castano	140,000	1.17%	140,000	NIL	*
Phyllis Christakis	180,000	1.50%	180,000	NIL	*
Sylvie Clemente	250,000	2.08%	250,000	NIL	*
Beebe Cline	100,000	*	100,000	NIL	*
Tiana Sylvia Collins	50,000	*	50,000	NIL	*
Elisa Dones	120,000	1.00%	120,000	NIL	*
Janiece Fiege	200,000	1.67%	200,000	NIL	*
Angela Fontana	150,000	1.25%	150,000	NIL	*
Vittorio Fontana	100,000	*	100,000	NIL	*
Jordana Whitney Frost	100,000	*	100,000	NIL	*
Bernard Gallagher	100,000	*	100,000	NIL	*
John Gallagher	100,000	*	100,000	NIL	*
Kevin Gallagher	100,000	*	100,000	NIL	*
Mike Gallagher	100,000	*	100,000	NIL	*
Ninette Gingras	250,000	2.08%	250,000	NIL	*
Victoria Gunther	250,000	2.08%	250,000	NIL	*
Daniel Holmes	120,000	1.00%	120,000	NIL	*
Andy Jenkins	100,000	*	100,000	NIL	*
Barry Kerfoot	100,000	*	100,000	NIL	*
Rita Koo	250,000	2.08%	250,000	NIL	*

Name Of Selling Stockholder (1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Jerry Lam	140,000	1.17%	140,000	NIL	*
Lisa Martin	150,000	1.25%	150,000	NIL	*
Phil Martin	100,000	*	100,000	NIL	*
Cathie Milholm	150,000	1.25%	150,000	NIL	*
Don Millier	135,000	1.13%	135,000	NIL	*
Karen Minami	50,000	*	50,000	NIL	*
Lance Montgomery	210,000	1.75%	210,000	NIL	*
Gail Nugent	150,000	1.25%	150,000	NIL	*
Trent Orton	150,000	1.25%	150,000	NIL	*
Carolyn Pinkney	250,000	2.08%	250,000	NIL	*
John Michael Pinkney	100,000	*	100,000	NIL	*
Ruth E. Pinkney	100,000	*	100,000	NIL	*
William Pinkney	100,000	*	100,000	NIL	*
Gina Pizzolon	160,000	1.33%	160,000	NIL	*
Joey Pizzolon	160,000	1.33%	160,000	NIL	*
Irena Sakic	200,000	1.67%	200,000	NIL	*
Karen Saunders Smith	100,000	*	100,000	NIL	*
Dennis Stepaniuk	100,000	*	100,000	NIL	*
Darcel Tompkins	50,000	*	50,000	NIL	*
Jasmine Tompkins	50,000	*	50,000	NIL	*
Tian Dominica Tompkins	100,000	*	100,000	NIL	*
TOTAL	7,000,000	58.33%	7,000,000	NIL	*

Notes

*	Represents less than 1%
(1)

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)

Applicable percentage of ownership is based on 12,000,000 common shares outstanding as of April 26, 2006, plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

Brian Brown is the father of Thomas R. Brown, our sole director and sole executive officer. Brenda Brown and Suzanne Brown are siblings of Mr. Brown.

Except as disclosed above, none of the selling stockholders:

(i)	has had a material relationship with us other than as a stockholder at any time within the past three years; or

(ii)	has ever been one of our officers or directors.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling stockholders to sell their shares on a continuous or delayed basis for a period of nine months after this registration statement is declared effective. The selling stockholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets as the common stock may from time to time be trading;

2.	In privately negotiated transactions;

3.	Through the writing of options on the common stock;

4.	In short sales; or

5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.02 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board. Although we intend to apply for trading of our common stock on the OTC Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;

2.	A price related to such prevailing market price of our common stock; or

3.	Such other price as the selling stockholders determine from time to time.

The selling stockholders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling stockholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling stockholders will likely pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the selling stockholders named in this prospectus. The estimated costs of this offering are $27,029. We are bearing all costs relating to the registration of the common stock. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

If an underwriter is selected in connection with this offering, an amendment will be filed to identify the underwriter, disclose the arrangements with the underwriter, and we will file the underwriting agreement as an exhibit to this prospectus.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholder is distributing shares covered by this prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

We are required by Section 78.090 of the Nevada Revised Statutes (the “NRS”) to maintain a resident agent in the State of Nevada. Our resident agent for this purpose is Camlex Management (Nevada) Inc. of 8275 S. Eastern Avenue, Suite 200, Las Vegas, Nevada 89123. All legal process and any demand or notice authorized by law to be served upon us may be served upon our resident agent in the State of Nevada in the manner provided in NRS 14.020(2) ..

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our sole executive officer and director and his age and titles as of April 26, 2006 are as follows:

Name of Director	Age	Position
Thomas R. Brown	43	President, Secretary and Treasurer

Mr. Thomas R. Brown is the President, Secretary, Treasurer and sole director of Laburnum. Mr. Brown has been engaged in the building construction industry since 1980 and is currently a builder and real estate developer concentrating on the luxury home market.

Mr. Brown provides his services on a part-time basis as required for our business. Mr. Brown presently commits approximately 15% of his business time to our business. We pay Mr. Brown a management fee of $500 per month for the management services that he provides to us.

Mr. Brown does not have formal training as a geologist or in the technical or managerial aspects of management of a mineral exploration company. His prior managerial and consulting positions have not been in the mineral exploration industry. Accordingly, we will have to rely on the technical services of others to advise us on the managerial aspects specifically associated with a mineral exploration company. We do not have any employees who have professional training or experience in the mining industry. We rely on independent geological consultants to make recommendations to us on work programs on our property, to hire appropriately skilled persons on a contract basis to complete work programs and to supervise, review, and report on such programs to us.

Term of Office

Members of our Board of Directors are appointed to hold office until the next annual meeting of our stockholders or until his or her successor is elected and qualified, or until he or she resigns or is removed in accordance with the provisions of the Nevada Revised Statutes. Our officers are appointed by our Board of Directors and hold office until removed by the Board.

Significant Employees

We have no significant employees other than our sole officer and director.

We conduct our business through agreements with consultants and arms-length third parties. Currently, we have no formal consulting agreements in place. We have a verbal arrangement with the consulting geologist currently conducting the exploratory work on the Sum Mineral Claim. We pay to this geologist the usual and customary rates received by geologists performing similar consulting services.

Committees of the Board Of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. As such, Mr. Brown acts in those capacities as our sole director.

Audit Committee Financial Expert

Mr. Brown is our sole director and does not qualify as an “audit committee financial expert.” We believe that the cost related to retaining such a financial expert at this time is prohibitive. Further, because we are in the start-up stage of our business operations, we believe the services of an audit committee financial expert are not warranted at this time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of April 26, 2006 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) our sole director, and (iii) our named executive officer. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock(1)
Common Stock	Thomas R. Brown President, Secretary and Treasurer Director 1889 Matthews Avenue Vancouver, BC, Canada V6J 5M5	5,000,000 Direct	41.7%
Common Stock	All Officers and Directors as a Group (1 person)	5,000,000	41.7%
Holders of More than 5% of Our Common Stock
Common Stock	Thomas R. Brown President, Secretary and Treasurer Director 1889 Matthews Avenue Vancouver, BC, Canada V6J 5M5	5,000,000 Direct	41.7%

(1)

A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on April 26, 2006. As of April 26, 2006, there were 12,000,000 shares of our common stock issued and outstanding.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 100,000,000 shares of preferred stock, with a par value of $0.001 per share. As of April 26, 2006, there were 12,000,000 shares of our common stock issued and outstanding that are held of record by fifty one (51) registered stockholders. We have not issued any shares of preferred stock.

Common Stock

The following is a summary of the material rights and restrictions associated with our common stock. This description does not purport to be a complete description of all of the rights of our stockholders and is subject to, and qualified in its entirety by, the provisions of our most current Articles of Incorporation and Bylaws, which are included as exhibits to this Registration Statement.

The holders of our common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of the holders of our common stock, including the election of directors. Holders of our common stock do not have cumulative voting rights in the election of directors. Pursuant to the provisions of Section 78.320 of the Nevada Revised Statutes (the “NRS”) and Section 8 of our Bylaws, at lease one percent of the outstanding shares of stock entitled to vote must be present, in person or by proxy, at any meeting of the stockholders of the Company in order to constitute a valid quorum for the transaction of business. Actions taken by stockholders at a meeting in which a valid quorum is present are approved if the number of votes cast at the meeting in favor of the action exceeds the number of votes cast in opposition to the action, provided, however, that directors shall be elected by a plurality of the votes of the shares present at the meeting and entitled to vote. Certain fundamental corporate changes such as the liquidation of all of our assets, mergers or amendments to our Articles of Incorporation require the approval of holders of a majority of the outstanding shares entitled to vote.

Holders of our common stock do not have any preemptive rights to purchase shares in any future issuances of our common stock or any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

The holders of our common stock are entitled to receive dividends pro rata based on the number of shares held, when and if declared by our board of directors, from funds legally available for that purpose. In the event of the liquidation, dissolution or winding up of the affairs of the Company, all our assets and funds remaining after the payment of all debts and other liabilities are to be distributed, pro rata, among the holders of our common stock.

Preferred Stock

Our Board of Directors is authorized by our Articles of Incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our Board of Directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)

voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)

subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our Board of Directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

There are no dividend restrictions that limit our ability to pay dividends on our common stock in our Articles of Incorporation or Bylaws. Chapter 78 of the NRS does provide certain limitations on our ability to declare dividends. Section 78.288 of Chapter 78 of the NRS prohibits us from declaring dividends where, after giving effect to the distribution of the dividend:

(a)	we would not be able to pay our debts as they become due in the usual course of business; or

(b)

except as may be allowed by our Articles of Incorporation, our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders who may have preferential rights and whose preferential rights are superior to those receiving the distribution.

Nevada Anti-Takeover Laws

NRS Sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Section 3 of our Articles of Incorporation states that the provisions of NRS Sections 78.378 to 78.3793 do not apply to us.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

O’Neill Law Group PLLC has assisted us in the preparation of this prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock.

Amisano Hanson, Chartered Accountants (“Amisano Hanson”), our independent registered public accounting firm, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Amisano Hanson has presented its report with respect to our audited financial statements. The report of Amisano Hanson is included in reliance upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on March 11, 2004 under the laws of the State of Nevada.

Thomas R. Brown, our President, Secretary and Treasurer and sole director, has been our sole promoter since our inception. Other than the purchase of his stock, Mr. Brown has not entered into any agreement with us in which he is to receive from us or provide to us anything of value. Mr. Brown acquired from us 5,000,000 shares of our common stock at a price of $0.001 per share on March 24, 2004. Mr. Brown paid a total purchase price of $5,000 for these shares.

DESCRIPTION OF BUSINESS

In General

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We currently own a 100% undivided interest in a mineral property located in the Province of British Columbia, Canada, that we call the “Sum Mineral Claim.” We are currently conducting mineral exploration activities on the Sum Mineral Claim in order to assess whether it contains any commercially exploitable gold reserves. Currently there are no known mineral reserves on the Sum Mineral Claim.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that any commercially viable mineral deposits exist on our mineral claims, that we will discover commercially exploitable levels of mineral resources on our properties, or, if such deposits are discovered, that we will enter into further substantial exploration programs. Further exploration is required before a final determination can be made as to whether our mineral claims possess commercially exploitable mineral deposits of copper, silver and gold.

Acquisition of the Sum Mineral Claim

In June, 2004, we purchased a 100% undivided interest in 5 mineral claims known as the Sum-1, Sum-2, Sum-3, Sum-4 and Sum-5 claims (the “Original Claims”) from Guy R. Delorme at a price of $4,500 CDN (approximately $3,825 US).

In January, 2005, certain amendments were made to the British Columbia Mineral Tenure Act (the “Mineral Tenure Act”). As a result of these amendments, when it came time to renew the Original Claims with the Ministry of Energy, Mines and Petroleum Resources for the Province of British Columbia (the “Ministry of Mines”), it became advantageous for us to allow these claims to lapse and to restake them. The mineral claim that we currently refer to as the Sum Mineral Claim (the particulars of which are set out in greater detail, below) covers substantially the same area as the Original Claims.

Title to the Sum Mineral Claim

Under the Mineral Tenure Act, title to British Columbia mineral claims can only be held by individuals, British Columbia corporations or foreign corporations extra-provincially registered in British Columbia. In order for us to delay the cost of incorporating a British Columbia subsidiary or extra-provincially registering our company until such time as we are able to determine if there are commercially exploitable mineral reserves located on our property, Mr. Delorme has agreed to hold title to our mineral claim in trust, for our benefit. A copy of the Declaration of Trust executed by Mr. Delorme has been filed as an exhibit to this Registration Statement. As we are the beneficial owners of the Sum Mineral Claim, we will continue to pay the costs of maintaining the Sum Mineral Claim and the cost of exploration activities on the property.

Description of Property and Location of the Sum Mineral Claim

The Sum Mineral Claim is comprised of a six-cell claim block with an area of approximately 125.73 hectares, located in southwestern British Columbia, Canada, ten miles north of Princeton. See “Figure 1” below.

The Sum Mineral Claim is recorded with the Ministry of Mines as follows:

Name of Mineral Claim	Area in Hectares	Tenure Number	Expiry Date
SUM 1 - 6	125.733	516100	July 6, 2006

The Province of British Columbia owns the land covered by the mineral claims. To our knowledge, there are no aboriginal land claims that might affect our title to our mineral claims or the Province’s title of the property.

In order to maintain the Sum Mineral Claim in good standing, we must complete minimum exploration work on the mineral claim and file confirmation of the completion of the work with the Ministry of Energy, Mines and Petroleum Resources for the Province of British Columbia (the “Ministry of Mines”). In lieu of completing this work, we may pay a fee equal to the minimum exploration work that must be performed with the Ministry of Mines. The completion of mineral exploration work or payment in lieu of exploration work in any year will extend the existence of our mineral claims for one additional year. Our mineral claims are currently in good standing until July 6, 2006. The minimum exploration work that must be performed and/or the fee for keeping our claim current is equal to $4.00 CDN (approximately $3.40 US) per hectare. The Sum Mineral Claim is comprised of approximately 125 hectares, meaning that we will be required to complete minimum exploration work or pay a minimum fee of $500 CDN (approximately $425 US) each year, prior to July 6, in order to keep the Sum Mineral Claim current. If we fail to complete the minimum required amount of exploration work or fail to make a payment in lieu of this exploration work, then our mineral claims will lapse and we will lose all interest that we have in these mineral claims.

Figure 1
Location of Claim

Scale 1: 5,106,686

Location

The Sum Mineral Claim is located in southwestern British Columbia, Canada, ten miles north of Princeton in the Summers/Allison Creek area. The property is accessible from Princeton, British Columbia via paved highway. Secondary gravel roads cover the central property area and logging roads passable by four wheel drive vehicles junction off the gravel road to most of the claim area.

The property is situated within the western edge of the Douglas Plateau, which is within the physiographic area designated as the Interior Plateau of British Columbia. The property area is on moderate to steep mountainous slopes with incised valleys. Elevations range from 2,400 feet to approximately 3,500 feet above sea level. Drainage in the northwest part of the claim is provided by Oelrich Creek through to Allison Creek southwest of the property. In the southwest portion of the claim group, drainage is to the southwest off the mountain. Locally, ground can become very steep (up to 45 degrees) in the Oelrich Creek drainage area of the claim.

Climate

The region is situated within the dry belt of British Columbia, with yearly rainfall between 10 and 12 inches. Temperatures during the summer months could reach a high of 85° F with an average of 40° F. Temperatures during the winter months could reach a low of -20° F with an average of 15° F. On the property, snow cover on the ground could be from December to April and would not hamper a year-round exploration and/or development program.

Infrastructure

Currently there is no plant or equipment located on the Sum Mineral Claim. There are many creeks located on the property, which should provide sufficient water for all phases of the exploration plan that may be undertaken. There are no electrical facilities currently built on the property. Diesel-electrical power will be required in the initial stages of development. In the future, it may be possible to access electrical power from a high voltage transmission line that lies approximately twenty miles east of the property.

Area and Property History

The history of the area surrounding the Sum Mineral Claim dates back to the late 1890’s, when copper deposits were discovered in the area. In was not until the discovery of placer gold near Princeton, British Columbia, that the copper discoveries gained interest. The first claims in the area were staked in 1892 at Copper Mountain, located 10 miles east of Princeton. After years of exploration and development, due to the increase in copper prices created by wartime demand, a 2,000 ton per day concentrator was built to process the ores mined at Copper Mountain. The concentrator began processing ore from the region in 1925. Between 1925 and 1936, the concentrator treated approximately 34,775,101 tons of ore, mostly supplied from underground operations. The ore treated at the concentrator produced approximately 613,139,846 pounds of copper, 187,294 ounces of gold and 4,384,097 ounces of silver.

Exploration and underground development in the region continued until 1970, resulting in the delineation of a 76 million ton mineral resource, averaging 0.53 percent copper. In 1970, a concentrator was constructed with a capacity of 15,000 tons per day. The area has periodically been in operation since that time. It is not currently in operation.

The Sum Mineral Claim itself encompasses a former mineral claim that was referred to as the JRG claim, and was explored by Laurie Resources Ltd. in 1983. A magnetometer survey and soil survey were completed, which included the ground covered by the Sum Mineral Claim. The results delineated anomalous magnetometer and copper zones that are partially within the confines of our property. The magnetometer results indicated an anomaly correlated with the magnetite skarn zone located within the Sum Mineral Claim. The anomalous zone extends for a northerly trending strike length of 750 meters. The report on the survey concluded that the skarn zone may be larger than what the surface geology indicated. We are not aware of any other work completed on the Sum Mineral Claim.

Property Geology

The Sum Mineral Claim covers rocks of the Princeton Group in the north and touches the Nicola Group and a grandiorite in the south. The Princeton Group is comprised of units of conglomerate, sandstone, volcanic and extrusive rocks. At Copper Mountain, located southeast of the Sum Mineral Claim, the Princeton Group conglomerate and sandstone rocks are comprised of coarse boulder conglomerate and minor sandstone. The conglomerate contains rounded pebbles, cobbles and boulders, suggesting that the conglomerate probably occupies an ancient stream course that followed a fault. Interbeds of sandstone occur within the conglomerate. The volcanic formation of the Princeton Group is comprised of both extrusive and intrusive phases. The most common rock type is extrusive and consists of fine grained basaltic hornblende andesite porphyry. This rock is grey to brownish where fresh, but can be pink, brick red, or light green depending on the degree and type of oxidation and weathering. It is typified by a fine grained quartz poor matrix, with needles of basaltic hornblende that are commonly preferentially oriented and up to five millimeters long. Associated with the andesite flows are subordinate amounts of tuff, lapilli tuff and, in some places, coarse volcanic breccia.

The Nicola Group of rocks includes a variety of volcanic rocks and sedimentary units that are directly related to the volcanic suite. The volcanic rocks are generally rocks of largely volcanic derivation and minor dykes, sills and irregular intrusive andesites.

The geologist who prepared our initial geological evaluation report for the Sum Mineral Claim reported that previous reports on the JRG claim, which was located within the Sum Mineral Claim, stated that the Upper Triassic formations located on the property were of the volcanics and limestone of the Nicola Group. Rocks from the Upper Jurassic to Lower Cretaceous are also found on the property.

The property is situated within the Nicola Belt of rocks within an area of undivided volcanic rocks of the Nicola Group, grandioritic intrusives, and undivided sedimentary rocks of the Princeton Group. The property is within a similar geological environment to the mineral resources at the Ingerbelle, a former productive mine that had a mineral resource of 76 million tons of 0.53% Cu located ten miles east of Princeton, and the two other mineral resources, 16 miles north of Princeton with reported mineral resources of 14,513,600 tonnes of 0.56% Cu and 37,191,100 tonnes of 0.48% Cu. The mineral zones at all three properties are associated with major structures.

Mineralization

Previous reports have indicated that, at the JRG zone of the Sum Mineral Claim, the skarn is characterized by epidote, magnetite and usually a siliceous nature of the rock. Locally, at two showings, there is disseminated pyrite in small veinlets of secondary calcite with malachite stain. Areas of extreme gossan occur both in the volcanics and the intrusive.

Previous reports indicate that a zone of skarn alteration occurs in a stock of monzonite and grandiorite of the Cretaceous Allison Creek stocks. The zone is developed over an area of 36 meters long and up to 27 meters wide. The skarn contains epidote, quartz, magnetite, pyrite, malachite and minor chalcopyrite. A grab sample assayed 0.01 gram per tonne gold, 7.7 grams per tonne silver and 0.322 per cent copper.

An area of mineralized calcite veinlets occurs in augite plagioclase andesite of the Upper Triassic Nicola Group, 400 meters to the north. A sample of a calcite veinlet with malachite and minor pyrite assayed 0.01 gram per tonne gold, 11.4 grams per tonne silver and 1.779 per cent copper.

A third area of mineralization occurs 300 meters southeast of the skarn zone. Here, a road cut in lithic and crystal tuff contains pyrite and chalcopyrite.

Conclusions of Geological Report

Our geological evaluation report states that the Sum Mineral Claim is located within a favorable geological environment for the occurrence of potentially economic porphyry mineral resources. The mineralization of the property is generally associated with intrusives invading Nicola Group rocks and associated with major structural breaks. Specifically, the mineralization is similar to other mineral properties in the region that have been productive in the past, with chalcopyrite being dominant and magnetite being a strong indicator of potential economic mineralization. At the Sum Mineral Claim, a mineralized skarn zone correlates with a major structure and an extensive magnetic anomaly indicating a potential mineral zone that would require additional exploration to determine the mineral potential.

Recommendations of Geological Report and the Geological Exploration Program

We engaged Laurence P. Sookochoff, P.Eng., to prepare a geological evaluation report on the Sum Mineral Claim. Mr. Sookochoff is a consulting professional engineer in the Geological Section of the Association of Professional Engineers and Geoscientists of the Province of British Columbia, Canada. Mr. Sookochoff attended University of British Columbia and holds a Bachelor of Science degree in geology. Mr. Sookochoff has been licensed as a professional engineer by the Professional Engineers Association of B.C. for the past 38 years.

The work completed by Mr. Sookochoff in preparing the geological report consisted of the review of geological data from previous exploration within the region. The acquisition of this data involved the research and investigation of historic files to locate and retrieve data information acquired by previous exploration companies in the area of the mineral claims.

We received the geological evaluation report on the Sum Mineral Claim entitled "Geological Evaluation Report on the Sum Property" prepared by Mr. Sookochoff on November 19, 2005. The geological report summarizes the results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gives conclusions regarding potential mineralization of the mineral claims and recommends a further geological exploration program on the mineral claims.

In his geological report, Mr. Sookochoff, recommended that a three phase continuing exploration program be undertaken on the property to determine the prime localities of mineralization on which to focus concentrated exploration. The three phase program consists of the following:

Phase	Exploration Program	Cost	Status
Phase I	Prospecting, Trenching and Sampling	$3,500	Expected to be completed in the Spring or early Summer of 2006.
Phase II	Coverage of the area with VLF-EM and magnetometer surveys	$ 6,500	Expected to be completed in the Fall of 2006, depending on the results of Phase I.
Phase III	Geological mapping and sampling	$10,000	Expected to be completed in 2007, depending on the results of Phase II.
	Total Estimated Cost	$20,000

Work on Phase I of the exploration program has commenced and is expected to be completed sometime in the Spring or early Summer of 2006.

As of January 31, 2006, we had cash on hand of $46,858 and a working capital surplus of $23,269. We currently have sufficient capital resources to meet the estimated costs of completing Phases I and II of our proposed exploration program. However, if the actual costs of our exploration program are greater than estimated, we may require additional financing. In addition, if we decide to proceed with Phase III of our exploration program or if we decide to proceed with additional work beyond Phase III, we may require additional financing. Currently, we do not have any additional financing arrangements.

Current State of Exploration

We have only recently commenced exploration of the Sum Mineral Claim and this exploration is currently in the preliminary stages. Our planned exploration program is exploratory in nature and there are no assurances that any mineral reserves will ever be found.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the Province of British Columbia. The main agency that governs the exploration of minerals in the Province of British Columbia is the Ministry of Mines.

The Ministry of Mines manages the development of British Columbia's mineral resources, and implements policies and programs respecting their development while protecting the environment. In addition, the Ministry of Mines regulates and inspects the exploration and mineral production industries in British Columbia to protect workers, the public and the environment.

The material legislation applicable to us is the British Columbia Mineral Tenure Act, and the British Columbia Mines Act, as well as the Health, Safety and Reclamation Code and the Mineral Exploration Code.

The Mineral Tenure Act and its regulations govern the procedures involved in the location, recording and maintenance of mineral titles in British Columbia. The Mineral Tenure Act also governs the issuance of leases which are long term entitlements to minerals.

All mineral exploration activities carried out on a mineral claim or mining lease in British Columbia must be done in compliance with the Mines Act. The Mines Act applies to all mines during exploration, development, construction, production, closure, reclamation and abandonment. It outlines the powers of the Chief Inspector of Mines, to inspect mines, the procedures for obtaining permits to commence work in, on or about a mine and other procedures to be observed at a mine. Additionally, the provisions of the Health, Safety and Reclamation Code for mines in British Columbia contain standards for employment, occupational health and safety, accident investigation, work place conditions, protective equipment, training programs, and site supervision. Also, the

Mineral Exploration Code contains standards for exploration activities including construction and maintenance, site preparation, drilling, trenching and work in and about a water body.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. If the exploration activities require the falling of timber, then either a free use permit or a license to cut must be issued by the Ministry of Forests. Items such as waste approvals may be required from the Ministry of Environment, Lands and Parks if the proposed exploration activities are significantly large enough to warrant them. Waste approvals refer to the disposal of rock materials removed from the earth which must be reclaimed. An environmental impact statement may be required.

We have not budgeted for regulatory compliance costs in the proposed work program recommended by the geological report.

The Mineral Tenure Act requires that a holder of title to mineral claims must spend at least $4.00 CDN (approximately $3.40 US) per hectare per year in order to keep the property in good standing. The Sum Mineral Claim consists of an area of approximately 125 hectares. As such, our annual fee with respect to the Sum Mineral Claim is expected to be approximately $500 CDN (approximately $425 US). The Sum Mineral Claim is currently in good standing until July 6, 2006.

We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings, our competitive position or on us in the event a potentially economic deposit is discovered.

If we anticipate disturbing ground during our mineral exploration activities, we will be required to make an application under the Mines Act for a permit. A permit is issued within 45 days of a complete and satisfactory application. We do not anticipate any difficulties in obtaining a permit, if needed. The initial exploration activities on the Sum Claims (grid establishment, geological mapping, soil sampling, geophysical surveys) do not involve ground disturbance and as a result do not, at this time, require a work permit. Any follow-up trenching and/or drilling will require permits, applications for which will be submitted well in advance of the planned work.

If we enter the production phase, of which there is no assurance, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. The regulatory requirements that we will have to meet will likely include:

(i)	Ensuring that any water discharge meets drinking water standards;

(ii)	Dust generation will have to be minimal or otherwise re-mediated;

(iii)	Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;

(iv)	All material to be left on the surface will need to be environmentally benign;

(v)	Ground water will have to be monitored for any potential contaminants;

(vi)	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

(vii)	There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

Competition

We are an exploration stage company. We compete with other mineral resource exploration and development companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration and development companies with whom we compete have greater financial and technical resources than us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral properties.

Employees

We have no employees other than our sole executive officer and director as of the date of this prospectus. We conduct our business largely through consultants.

Research and Development Expenditures

We have not incurred any research expenditures since our incorporation. We have expended approximately $3,500 on our exploration program as of the date of this prospectus.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operation

Our plan of operation is to conduct mineral exploration activities on the Sum Mineral Claim in order to assess whether the property contains mineral reserves capable of commercial extraction. Our exploration program is designed to explore for commercially viable deposits of copper, silver and gold. We have not, nor has any predecessor, identified any commercially exploitable reserves of these minerals on the Sum Mineral Claim.

We received a geological evaluation report on the Sum Mineral Claim entitled "Geological Evaluation Report on the Sum Property" prepared by Mr. Sookochoff on November 19, 2005. The geological report summarizes the results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gives conclusions regarding potential mineralization of the mineral claims and recommends a further geological exploration program on the mineral claims.

Phase I of our exploration program has commenced and is expected to be completed sometime in the Spring or early Summer of 2006. A decision on whether to proceed beyond Phase I of our exploration program will be made by assessing whether the results of Phase I are sufficiently positive. In making this decision, we will rely on the recommendations of our geological consultant. The decision of the consultant whether or not to recommend proceeding will be based on a number of factors, including his subjective judgment, and will depend primarily on the results of the immediately preceding exploration stage.

As of January 31, 2006, we had cash on hand of $46,858. We have sufficient cash on hand to pay the anticipated costs of our proposed exploration program. However, there are no assurances that the actual cost of completing this exploration program will not exceed our estimates of those costs. If the actual costs of the exploration program are substantially greater than we have estimated, we may be required to seek additional financing. In addition, if we decide to proceed with additional work beyond Phase III, of which there is no assurance, we may also be required to seek additional financing. We currently do not have any arrangements for additional financing.

During the exploration stage of our business, our President will be devoting approximately 15% of his time to our business. We do not foresee this limited involvement negatively impacting our company over the next twelve months as all exploratory work has been, and will continue to be, performed by outside consultants. Additionally, we will not have a need to hire any employees over the next twelve months, nor do we plan to make any purchases of equipment over the next twelve months. Outside consultants will be expected to provide all tools needed for the exploratory work being conducted.

We anticipate that we will incur the following expenses over the next twelve months:

Category	Planned Expenditures Over The Next 12 Months (US$)
Legal and Accounting Fees(1)	$20,000
Office Expenses	$3,000
Mineral Property Exploration Expenses	$20,000
TOTAL	$33,000

(1)	Excluding the estimated costs of this offering of $27,029.

Liquidity and Capital Resources

Working Capital
			Percentage
	At January 31, 2006	At October 31, 2005	Increase / (Decrease)
Current Assets	$46,858	$71,466	(34.4)%
Current Liabilities	(23,589)	(28,698)	(17.8)%
Working Capital (Deficit)	$23,269	$42,768	(45.6)%

Cash Flows
	Three	Three
	Months	Months		Period from
	Ended	Ended	Year Ended	Inception to
	January 31,	January 31,	October 31,	October 31,
	2006	2005	2005	2004
Cash Flows Used In Operating Activities	$(10,258)	$(2,250)	$(10,178)	$(12,343)
Cash Flows Used in Investing Activities	--	--	--	--
Cash Flows Provided By Financing Activities	(11,550)	2,250	76,968	14,957
Effect of Foreign Currency Translations	--	--	(211)	(527)
Net Increase In Cash During Period	$(21,808)	--	$66,579	$2,087

As of January 31, 2006, we had cash on hand of $46,858 and a working capital surplus of $23,269. We have incurred an accumulated net loss of $51,731 for the period from the date of our inception on March 11, 2004 to January 31, 2006 and have not attained profitable operations to date.

Future Financings

Currently, we have sufficient capital resources to meet the anticipated costs of Phases I and II of our exploration plan. If actual costs are substantially greater than we have anticipated, we may be required to seek additional financing. In addition, if we decide to proceed with Phase III, or if we decide to proceed beyond Phase III, of which there is no assurance, we may also require additional financing. We anticipate relying on equity sales of our common stock in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing stockholders. There is no assurance that we will achieve any of additional sales of our equity securities or arrange for debt or other financing for to fund our planned business activities. We may also rely on loans from our sole executive officer and director, Thomas R. Brown; however, there are no assurances that Mr. Brown will provide us with any additional funds.

Currently, we do not have any arrangements for additional financing.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

DESCRIPTION OF PROPERTY

We currently do not own any physical property or own any real property. We purchased the Sum Mineral Claim from Guy R. Delorme at a cost of $4,500 CDN (approximately $3,825 USD). Title to the Sum Mineral Claim is currently held in trust for us by Guy R. Delorme.

We rent office space from our sole executive officer and sole director, Thomas R. Brown, at Suite 1889 Matthews Avenue, Vancouver, British Columbia, Canada V6J 5M5. This office space consists of approximately 150 square feet, which we rent at a cost of $250 per month. This rental is on a month-to-month basis without a formal contract.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than as noted in this section:

1.	Any of our directors or officers;
2.	Any person proposed as a nominee for election as a director;
3.	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
4.	Any of our promoters; and
5.	Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

On March 24, 2004, we issued 5,000,000 total shares of common stock to our sole executive officer and sole director, Thomas R. Brown, at a price of $0.001 per share. The shares were issued pursuant to Section 4(2) of the Securities Act and are restricted shares as defined in the Securities Act.

In addition, we currently rent our office space from our sole executive officer and sole director at a cost of $250 per month.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is currently no public market for our common stock. We anticipate making an application for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this prospectus, we have fifty one (51) registered stockholders.

Rule 144 Shares

As of the date of this prospectus no shares of our common stock are available for resale to the public. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 120,000 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

We have not granted registration rights to the selling stockholders or to any other persons.

We are paying the expenses of the Offering because we seek to: (i) become a reporting company with the SEC under the Exchange Act; and (ii) enable our common stock to be traded on the OTC Bulletin Board. We plan to file a Form 8-A registration statement with the SEC concurrently with, or immediately following, the effectiveness of this Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the SEC under the Exchange Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the Exchange Act in order for our common stock to be eligible for trading on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing stockholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our exploration programs, we may need to raise additional capital. We believe that obtaining reporting company status under the Exchange Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Management Compensation

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the period from our inception through our fiscal year ended October 31, 2005.

Name	Title	Annual Compensation				Long Term Compensation
		Year	Salary ($)	Bonus	Other Annual Compensation	Restricted Stock Awarded	Options/* SARs (#)	LTIP payouts ($)	All Other Compensation
Thomas R. Brown	President, Secretary, Treasurer, and Director	2005 2004	$6,000 $3,000	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0

Stock Option Grants

We do not have any stock options outstanding. No stock options or stock appreciation rights under any stock incentive plans were granted to our sole director and officer since our inception.

FINANCIAL STATEMENTS

Index to Financial Statements:

1.	Audited financial statements for the year ended October 31, 2005, including:

	(a)	Report of Independent Registered Public Accounting Firm;

	(b)	Balance Sheets as at October 31, 2005 and October 31, 2004;

(c)

Statements of Operations for the year ended October 31, 2005, for the period March 11, 2004 (date of inception) to October 31, 2004 and for the period from inception on March 11, 2004 to October 31, 2005;

(d)

Statements of Cash Flows for the year ended October 31, 2005, for the period March 11, 2004 (date of inception) to October 31, 2004 and for the period from inception on March 11, 2004 to October 31, 2005;

	(e)	Statement of Stockholders' Equity for the period from inception on March 11, 2004 to October 31, 2005; and

	(f)	Notes to the Financial Statements.

2.	Interim unaudited financial statements for the three months ended January 31, 2006, including:

	(a)	Balance Sheets as at January 31, 2006 and October 31, 2005;

	(b)	Statements of Operations for the three months ended January 31, 2006 and 2005 and for the period from inception on March 11, 2004 to January 31, 2006;

	(c)	Statements of Cash Flows for the three months ended January 31, 2006 and 2005 and for the period from inception on March 11, 2004 to January 31, 2006; and

	(d)	Statement of Stockholders' Equity for the period from inception on March 11, 2004 to January 31, 2006; and

	(e)	Notes to the Financial Statements.

LABURNUM VENTURES INC.

(A Pre-exploration Stage Company)

REPORT AND FINANCIAL STATEMENTS

OCTOBER 31, 2005 AND 2004

(Stated in US Dollars)

A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON CHARTERED ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,
Laburnum Ventures Inc.
(A Pre-exploration Stage Company)

We have audited the accompanying balance sheets of Laburnum Ventures Inc. (A Pre-exploration Stage Company) as of October 31, 2005 and 2004 and the related statements of operations, stockholders' equity and cash flows for the year ended October 31, 2005, the period from March 11, 2004 (Date of Inception) to October 31, 2004 and the period from March 11, 2004 (Date of Inception) to October 31, 2005. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of Laburnum Ventures Inc. as of October 31, 2005 and 2004 and the results of its operations and its cash flows for the year ended October 31, 2005, the period from March 11, 2004 (Date of Inception) to October 31, 2004 and the period from March 11, 2004 (Date of Inception) to October 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the company will continue as a going concern. As discussed in Note 1 to the financial statements, the company is in the pre-exploration stage, and has no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	“AMISANO HANSON”
November 21, 2005	CHARTERED ACCOUNTANTS

750 WEST PENDER STREET, SUITE 604 VANCOUVER CANADA V6C 2T7	TELEPHONE: 604-689-0188 FACSIMILE: 604-689-9773 E-MAIL: amishan@telus.net

LABURNUM VENTURES INC.
(A Pre-exploration Stage Company)
BALANCE SHEETS
October 31, 2005, and 2004
(Stated in US Dollars)

ASSETS	2005	2004

Current
Cash	$68,666	$2,087
Share subscriptions receivable – Note 6	2,800	-

	$71,466	$2,087

LIABILITIES

Current
Accounts payable and accrued liabilities	$8,573	$3,600
Loan payable – Note 4	5,941	5,443
Due to related party – Note 5	14,184	4,514

	28,698	13,557

STOCKHOLDERS’ EQUITY (DEFICIENCY)

Capital stock – Notes 6 and 10
Authorized:
100,000,000 preferred stock, par value $0.001, none issued
100,000,000 common shares, par value $0.001 per share
Issued and outstanding:
5,000,000 common shares (2004 – 5,000,000)	5,000	5,000
Share subscriptions – Note 6	69,600	-
Accumulated foreign currency translation adjustments	(738)	(527)
Deficit accumulated during the pre-exploration stage	(31,094)	(15,943)

	42,768	(11,470)

	$71,466	$2,087

Nature and Continuance of Operations – Note 1
Subsequent Events – Notes 4, 6 and 10

SEE ACCOMPANYING NOTES

LABURNUM VENTURES INC.
(A Pre-exploration Stage Company)
STATEMENTS OF OPERATIONS
for the year ended October 31, 2005,
for the period March 11, 2004 (Date of Inception) to October 31, 2004, and
for the period March 11, 2004 (Date of Inception) to October 31, 2005
(Stated in US Dollars)

		March 11, 2004	March 11, 2004
		(Date of	(Date of
	Year ended	Inception) to	Inception) to
	October 31,	October 31,	October 31,
	2005	2004	2005

Expenses
Accounting and audit fees	$3,600	$3,600	$7,200
Legal fees	1,674	4,398	6,072
Management fees – Note 5	6,000	3,000	9,000
Mineral property and exploration costs – Note 3	-	3,298	3,298
Office and sundry – Note 5	3,877	1,647	5,524

Net loss for the period	(15,151)	(15,943)	(31,094)

Foreign currency translation adjustment	(211)	(527)	(738)

Comprehensive loss for the period	$(15,362)	$(16,470)	$(31,032)

Basic and diluted loss per share	$(0.00)	$(0.00)

Weighted average number of shares outstanding	5,000,000	4,722,222

SEE ACCOMPANYING NOTES

LABURNUM VENTURES INC.
(A Pre-exploration Stage Company)
STATEMENTS OF CASH FLOWS
for the year ended October 31, 2005,
for the period March 11, 2004 (Date of Inception) to October 31, 2004, and
for the period March 11, 2004 (Date of Inception) to October 31, 2005
(Stated in US Dollars)

		March 11, 2004	March 11, 2004
		(Date of	(Date of
	Year ended	Inception) to	Inception) to
	October 31,	October 31,	October 31,
	2005	2004	2005

Cash Flows used in Operating Activities
Net loss for the period	$(15,151)	$(15,943)	$(31,094)
Change in non-cash working capital balance
related to operations
Accounts payable and accrued liabilities	4,973	3,600	8,573

Net cash used in operating activities	(10,178)	(12,343)	(22,521)

Financing Activities
Increase in loan payable	498	5,443	5,941
Increase in due to related party	9,670	4,514	14,184
Share subscriptions	66,800	5,000	71,800

Net cash provided by financing activities	76,968	14,957	91,925

Effect of foreign currency translation	(211)	(527)	(738)

Increase in cash during the period	66,579	2,087	68,666

Cash, beginning of the period	2,087	-	-

Cash, end of the period	$68,666	$2,087	$68,666

Non-cash Transaction – Note 11

SEE ACCOMPANYING NOTES

LABURNUM VENTURES INC.
(A Pre-exploration Stage Company)
STATEMENT OF STOCKHOLDERS’ EQUITY
for the period March 11, 2004 (Date of Inception) to October 31, 2005
(Stated in US Dollars)

				Accumulated	Deficit
				Foreign	Accumulated
				Currency	During the
	Common Shares		Share	Translation	Pre-exploration
	Number	Par Value	Subscriptions	Adjustments	Stage	Total

Capital stock issued for cash – at $0.001	5,000,000	$5,000	$-	$-	$-	$5,000
Foreign currency translation adjustments	-	-	-	(527)	-	(527)
Net loss for the period	-	-	-	-	(15,943)	(15,943)

Balance, October 31, 2004	5,000,000	5,000	-	(527)	(15,943)	(11,470)
Share subscriptions	-	-	69,600	-	-	69,600
Foreign currency translation adjustments	-	-	-	(211)	-	(211)
Net loss for the year	-	-	-	-	(15,151)	(15,151)

Balance, October 31, 2005	5,000,000	$5,000	$69,600	$(738)	$(31,094)	$42,768

SEE ACCOMPANYING NOTES

LABURNUM VENTURES INC.
(A Pre-exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
October 31, 2005 and 2004
(Stated in US Dollars)

Note 1	Nature and Continuance of Operations

The Company was incorporated in the State of Nevada on March 11, 2004 and is in the pre-exploration stage. The Company acquired a mineral property located in the Similkameen Mining Division, British Columbia, Canada and has not yet determined whether this property contains reserves that are economically recoverable. The recoverability of amounts from the property will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company’s interest in the underlying property, the ability of the Company to obtain necessary financing to complete the development of the property and upon future profitable production or proceeds for the sale thereof.

These financial statements have been prepared on a going concern basis. The Company has accumulated a deficit of $31,094 since inception and has yet to achieve profitable operations. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that the Company will be able to continue as a going concern. Realization values may be substantially different from carrying values as shown in these financial statements should the Company be unable to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

The Company plans to obtain additional financing by loans from its director and president, however, there is no guarantee that additional funds will be received. The Company may also solicit loans, however, there is no assurance that such loans can be negotiated or that such financing will be available on terms favorable to the Company. The Company may also obtain additional financing by the sale of its common stock, however, the Company is not publicly listed nor is its stock currently quoted or traded and currently there are no plans for the sale of common stock. There can be no assurance that such additional funding will be available on acceptable terms, if at all.

The Company’s year-end is October 31.

Note 2	Summary of Significant Accounting Policies

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates, which have been made using careful judgment. Actual results may vary from these estimates.

Laburnum Ventures, Inc.
(A Pre-exploration Stage Company)
Notes to the Financial Statements
October 31, 2005 and 2004
(Stated in US Dollars)

Note 2	Summary of Significant Accounting Policies – (cont’d)

The financial statements have, in management’s opinion, been properly prepared within the framework of the significant accounting policies summarized below:

Pre-exploration Stage Company

The Company complies with Financial Accounting Standard Board Statement (“FAS”) No. 7 and The Securities and Exchange Commission Exchange Act Guide 7 for its characterization of the Company as pre-exploration stage.

Mineral Property

Cost of lease, acquisition, exploration, carrying and retaining unproven mineral lease properties are expensed as incurred.

Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to plan of action based on the then known facts.

Foreign Currency Translation

The Company’s functional currency is the Canadian dollar. The Company uses the United States of America dollar as its reporting currency for consistency with the registrants of the Securities and Exchange Commission (“SEC”) and in accordance with FAS No. 52.

Assets and liabilities denominated in a foreign currency at period-end are translated at the exchange rate in effect at the period-end and capital accounts are translated at historical rates. Income statement accounts are translated at the average rates of exchange prevailing during the period. Any gains or losses arising as a result of such translations are not included in operations, but are reported as a separate component of equity as foreign currency translation adjustments, if applicable.

Foreign Currency Translation – (cont’d)

Transactions undertaken in currencies other than the functional currency are translated using the exchange rate in effect s of the transaction date. Any exchange gains or losses are included in other income or expenses on the Statement of Operations, if applicable.

Laburnum Ventures, Inc.
(A Pre-exploration Stage Company)
Notes to the Financial Statements
October 31, 2005 and 2004
(Stated in US Dollars)

Note 2	Summary of Significant Accounting Policies – (cont’d)

Financial Instruments

The carrying value of cash, share subscriptions receivable, accounts payable and accrued liabilities, loan payable and due to related party approximates their fair value because of the short maturity of these instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Income Taxes

The Company uses the assets and liability method of accounting for income taxes pursuant to FAS No. 109, “Accounting for Income Taxes”. Under the assets and liability method of FAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Loss Per Share

The Company reports basic loss per share in accordance with the FAS No. 128, “Earnings Per Share”. Basic loss per share is computed using the weighted average number of shares outstanding during the period. Diluted loss per share has not been provided, as it would be anti-dilutive.

Note 3	Mineral Property

By an agreement dated June 22, 2004, the Company acquired a 100% interest in five mineral claims located in the Similkameen Mining Division, British Columbia, Canada, for $3,298 (CAD$4,500).

Note 4	Loan payable

During the period ended October 31, 2004 the President of the Company loaned $4,783 (CAD$6,450) to the Company. Interest was excluded for one year until March 2, 2005 at which time interest begins to accrue. The loan is unsecured, bears interest at 6% per annum, payable on demand beginning March 2, 2005. Subsequent to October 31, 2005, the Company paid loan principal of $4,783 and accrued interest of $217 to the President of the Company.

Laburnum Ventures, Inc.
(A Pre-exploration Stage Company)
Notes to the Financial Statements
October 31, 2005 and 2004
(Stated in US Dollars)

Note 5	Related Party Transactions – Notes 4 and 6

The President provides management services and office premises to the Company at $500 per month and $250 per month, respectively. During the year ended October 31, 2005 management services of $6,000 (2004: $3,000) and office expense of $3,000 (2004: $1,500) and interest of $287 (2004: $133) were charged to operations.

The amount due to related party is due to a director of the Company for unpaid rent and management fees. The amount is unsecured, non-interest bearing and has no specific terms for repayment.

Note 6	Capital Stock

In March 2004, the Company issued 5,000,000 common shares to a director of the Company for total cash proceeds of $5,000.

In September 2005, the Company approved a private placement offering of up to 7,000,000 shares at $0.01 per share for total potential proceeds of $70,000 (the “Offering”).

As of October 31, 2005, the Company had received subscriptions for a total of 6,960,000 common shares. At October 31, 2005, the Company had received subscription funds totalling $66,800 and consequently had share subscriptions receivable of $2,800. The subscriptions receivable was paid subsequent to October 31, 2005. The Offering had not closed or been completed by October 31, 2005.

At October 31, 2005 and 2004, there were no outstanding stock options or warrants.

Note 7	Deferred Tax Assets

The significant components of the Company’s deferred tax assets are as follows:

	October 31,	October 31,
	2005	2004

Deferred Tax Assets
Non-capital loss carry forward	$4,664	$2,391
Valuation allowance	(4,664)	(2,391)

	$-	$-

The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carry forwards that is more likely-than-not to be realized from future operations. The company has chosen to provide an allowance of 100% against all available income tax loss carry forwards, regardless of their time of expiry.

Laburnum Ventures, Inc.
(A Pre-exploration Stage Company)
Notes to the Financial Statements
October 31, 2005 and 2004
(Stated in US Dollars)

Note 8	Corporation Income Tax Losses

No provision for income taxes has been provided in these financial statements due to the net loss. At October 31, 2005, the Company has accumulated non-capital losses totaling $31,094, which is available to reduce taxable income in future taxation years. These losses expire beginning in 2024.

Note 9	New Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted could have a material effect on the accompanying financial statements.

Note 10	Subsequent Events – Notes 4 and 6

Subsequent to October 31, 2005:

a)

The Company intends to file a Form SB-2 Registration Statement prospectus with the United States Securities and Exchange Commission to qualify for the sale by existing shareholders of up to 7,000,000 common shares at $0.02 per share. The Company will not receive any proceeds from this offering as these shares have already been issued;

	b)	On November 30, 2005, the Company closed and completed the Offering and issued 7,000,000 common shares at $0.01 per share for total proceeds of $70,000 ($66,800 was paid at October 31, 2005).

Note 11	Non-cash Transaction

Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statements of cash flows. During the year ended October 31, 2005, the Company executed share subscription agreements to issue 280,000 shares of common stock at $0.01 per share for share subscriptions receivable of $2,800. This transaction has been excluded from the statements of cash flows.

LABURNUM VENTURES INC.

(A Pre-exploration Stage Company)

INTERIM FINANCIAL STATEMENTS

JANUARY 31, 2006

(Unaudited)

(Stated in US Dollars)

LABURNUM VENTURES INC.
(A Pre-exploration Stage Company)
INTERIM BALANCE SHEETS
January 31, 2006 and October 31, 2005
(Unaudited)
(Stated in US Dollars)

	January 31,	October 31,
ASSETS	2006	2005

Current
Cash	$46,858	$68,666
Share subscriptions receivable – Note 6	-	2,800

	$46,858	$71,466

LIABILITIES

Current
Accounts payable and accrued liabilities	$18,214	$8,573
Loan payable – Note 3	-	5,941
Due to related party – Note 4	5,375	14,184

	23,589	28,698

STOCKHOLDERS’ EQUITY

Capital stock – Note 5
Authorized:
100,000,000 preferred stock, par value $0.001, none issued
100,000,000 common shares, par value $0.001 per share
Issued and outstanding:
12,000,000 common shares ( October 31, 2005 – 5,000,000)	12,000	5,000
Additional paid in capital	63,000	-
Share subscriptions – Note 5	-	69,600
Accumulated foreign currency translation adjustments	(738)	(738)
Deficit accumulated during the pre-exploration stage	(50,993)	(31,094)

	23,269	42,768

	$46,858	$71,466

SEE ACCOMPANYING NOTES

LABURNUM VENTURES INC.
 (A Pre-exploration Stage Company)
INTERIM STATEMENTS OF OPERATIONS
for the three months ended January 31, 2006, and 2005
and for the period March 11, 2004 (Date of Inception) to January 31, 2006
(Unaudited)
(Stated in US Dollars)

			March 11, 2004
	Three months		(Date of
	ended		Inception) to
	January 31,		January 31,
	2006	2005	2006

Expenses
Accounting and audit fees	$8,045	$-	$15,245
Legal fees	4,559	-	10,631
Management fees – Note 4	1,500	1,500	10,500
Mineral property and exploration costs	5,000	-	8,298
Office and sundry – Note 4	795	750	6,319

Net loss for the period	(19,899)	(2,250)	(50,993)

Foreign currency translation adjustment	-	-	(738)

Comprehensive loss for the period	$(19,899)	$(2,250)	$(51,731)

Basic and diluted loss per share	$(0.00)	$(0.00)

Weighted average number of shares outstanding	9,717,391	5,000,000

SEE ACCOMPANYING NOTES

LABURNUM VENTURES INC.
(A Pre-exploration Stage Company)
INTERIM STATEMENTS OF CASH FLOWS
for the three months ended January 31, 2006, and 2005 and
for the period March 11, 2004 (Date of Inception) to January 31, 2006
(Unaudited)
(Stated in US Dollars)

			March 11, 2004
			(Date of
	Three months ended		Inception) to
	January 31,		January 31,
	2006	2005	2006

Cash Flows used in Operating Activities
Net loss for the period	$(19,899)	$(2,250)	$(50,993)
Change in non-cash working capital balance
related to operations
Accounts payable and accrued liabilities	9,641	-	18,214

Net cash used in operating activities	(10,258)	(2,250)	(32,779)

Financing Activities
Decrease in loan payable	(5,941)	-	-
Increase (decrease) in due to related party	(8,809)	2,250	5,375
Proceeds on sale of common stock	3,200	-	75,000

Net cash provided by (used in) financing activities	(11,550)	2,250	80,375

Effect of foreign currency translation	-	-	(738)

Increase (decrease) in cash during the period	(21,808)	-	46,858

Cash, beginning of the period	68,666	2,087	-

Cash, end of the period	$46,858	$2,087	$46,858

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$1,158	$-	$1,158

Non-cash transaction – Note 6

SEE ACCOMPANYING NOTES

LABURNUM VENTURES INC.
(A Pre-exploration Stage Company)
INTERIM STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIENCY)
for the period March 11, 2004 (Date of Inception) to January 31, 2006
(Unaudited)
(Stated in US Dollars)

					Accumulated	Deficit
					Foreign	Accumulated
			Additional		Currency	During the
	Common Shares		Paid -in	Share	Translation	Pre-exploration
	Number	Par Value	Capital	Subscriptions	Adjustments	Stage	Total

Capital stock issued for cash – at $0.001	5,000,000	$5,000	$-	$-	$-	$-	$5,000
Foreign currency translation adjustments	-	-	-	-	(527)	-	(527)
Net loss for the period	-	-	-	-	-	(15,943)	(15,943)

Balance, October 31, 2004	5,000,000	5,000	-	-	(527)	(15,943)	(11,470)
Share subscriptions	-	-	-	69,600	-	-	69,600
Foreign currency translation adjustments	-	-	-	-	(211)	-	(211)
Net loss for the year	-	-	-	-	-	(15,151)	(15,151)

Balance, October 31, 2005	5,000,000	5,000	-	69,600	(738)	(31,094)	42,768

Capital stock issued for cash – at $0.01	7,000,000	7,000	63,000	(69,600)	-	-	400
Net loss for the period	-	-	-	-	-	(19,899)	(19,899)

Balance, January 31, 2006	12,000,000	$12,000	$63,000	$-	$(738)	$(50,993)	$23,269

SEE ACCOMPANYING NOTES

LABURNUM VENTURES INC.
(A Pre-exploration Stage Company)
NOTES TO THE INTERIM FINANCIAL STATEMENTS
January 31, 2006
(Unaudited)
(Stated in US Dollars)

Note 1	Interim Financial Statements

While the information presented in the accompanying January 31, 2006 interim financial statements is unaudited, it includes all adjustments which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim period presented in accordance with the accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature. It is suggested that these financial statements be read in conjunction with the Company’s October 31, 2005 audited financial statements.

Operating results for the three months ended January 31, 2006 are not necessarily indicative of the results that can be expected for the year ending October 31, 2006.

Note 2	Continuance of Operations

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next twelve months. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At January 31, 2006, the Company had not yet achieved profitable operations, has accumulated losses of $50,993 since its inception and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

Note 3	Loan payable

During the period ended October 31, 2004 the President of the Company loaned $4,783 (CAD$6,450) to the Company. Interest was excluded for one year until March 2, 2005 at which time interest begins to accrue. The loan is unsecured, bears interest at 6% per annum, payable on demand beginning March 2, 2005. During the three months ended January 31, 2006, the Company paid loan principal of $4,783 and interest expense of $1,158 to the President of the Company.

Laburnum Ventures, Inc.
(A Pre-exploration Stage Company)
Notes to the Interim Financial Statements
January 31, 2006
(Unaudited)
(Stated in US Dollars)

Note 4	Related Party Transactions

The President provides management services and office premises to the Company at $500 per month and $250 per month, respectively. During the three months ended January 31, 2006 management services of $1,500 (2005: $1,500) and office expense of $750 (2005: $750) were charged to operations.

The amount due to related party is due to a director of the Company for unpaid rent and management fees. The amount is unsecured, non-interest bearing and has no specific terms for repayment.

Note 5	Capital Stock

In March 2004, the Company issued 5,000,000 common shares to a director of the Company for total cash proceeds of $5,000.

In September 2005, the Company approved a private placement offering of up to 7,000,000 shares at $0.01 per share for total potential proceeds of $70,000 (the “Offering”).

As of October 31, 2005, the Company had received subscriptions for a total of 6,960,000 common shares. At October 31, 2005, the Company had received subscription funds totalling $66,800 and consequently had share subscriptions receivable of $2,800. The subscriptions receivable was paid during three months ended January 31, 2006.

On November 30, 2005, the Company issued 7,000,000 common shares at $0.01 per share for total proceeds of $70,000.

At January 31, 2006 and October 31, 2005, there were no outstanding stock options or warrants.

Note 6	Non-cash Transaction

Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statements of cash flows.

During the three months ended January 31, 2006, the Company issued 69,600,000 shares of common stock at $0.01 per share for share subscriptions of $69,600 received during the year ended October 31, 2005.

During the period March 11, 2004 (Date of Inception) to January 31, 2006, the Company executed share subscription agreements to issue 280,000 shares of common stock at $0.01 per share for share subscriptions receivable of $2,800.

These transactions have been excluded from the statements of cash flows.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of Laburnum. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving Laburnum, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”), our Articles of Incorporation and our Bylaws.

Under the NRS, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

Our Articles and Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;

(2)	the proceeding was authorized by our Board of Directors;

(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)	such indemnification is required to be made pursuant to the bylaws.

Our Bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our Bylaws or otherwise.

Our Bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

ITEM 25.           OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Expenses(1)	US($)
SEC Registration Fee	$29
Transfer Agent Fees	$1,000
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$20,000
Miscellaneous	$1,000
Total	$27,029

(1)	All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26.           RECENT SALES OF UNREGISTERED SECURITIES

We issued 5,000,000 shares of common stock on March 24, 2004 to Mr. Thomas R. Brown. Mr. Brown is our sole director and executive officer. These shares were issued pursuant to Section 4(2) of the Securities Act at a price of $0.001 per share, for total proceeds of $5,000. The 5,000,000 shares of common stock are restricted shares as defined in the Securities Act.

We completed an offering of 7,000,000 shares of our common stock at a price of $0.01 per share to a total of 50 purchasers on November 30, 2005. The total amount we received from this offering was $70,000. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that they were a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

ITEM 27.           EXHIBITS

Exhibit
Number	Description of Exhibits

3.1	Articles of Incorporation. (1)

3.2	Bylaws, as amended. (1)

4.1	Form of Share Certificate. (1)

5.1	Opinion of O’Neill Law Group PLLC with consent to use. (1)

10.1	Purchase Agreement dated June 22, 2004 between Guy R. Delorme and Laburnum Ventures Inc. (1)

10.2	Declaration of Trust executed by Guy R. Delorme. (1)

23.1	Consent of Amisano Hanson, Certified Public Accountants.

23.2	Consent of Laurence Sookochoff, P.Eng., Consulting Geologist.

(1)	Previously filed as an exhibit to our Registration Statement on Form SB-2 filed on February 21, 2006.

ITEM 28.           UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

	(a)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	(c)	Include any additional or changed material information on the plan of distribution.

2.

To, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered herein, and to treat the offering of such securities at that time to be the initial bona fide offering thereof.

3.	To remove from registration, by means of a post-effective amendment, any of the securities being registered hereby that remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, on April 26, 2006.

LABURNUM VENTURES INC.

By:	/s/ Thomas R. Brown
THOMAS R. BROWN
President and Chief Executive Officer
(Principal Executive Officer and
Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
.
	Chief Executive Officer, Chief Financial Officer,	April 26, 2006
President, Secretary and Treasurer
/s/ Thomas R. Brown	and Director
THOMAS R. BROWN	(Principal Executive Officer)
(Principal Accounting Officer)